Exhibit 8

October 15, 2012

Community Financial Corporation	WRITER’S DIRECT DIAL NO. (304) 340-1111
38 North Central Avenue	WRITER’S DIRECT FAX NO. (304) 340-1080
Staunton, Virginia 24401	Email: rtweel@jacksonkelly.com

City Holding Company

25 Gatewater Road

Cross Lanes, West Virginia 25313

Re:	Certain Federal Income Tax Consequences of the Merger of Community Financial Corporation with and into City Holding Company

Ladies and Gentlemen:

We have acted as counsel to City Holding Company, a West Virginia corporation (“CHC”), in connection with the merger (the “Merger”) of Community Financial Corporation, a Virginia corporation (“Community Financial”), with and into CHC. The Merger will be effected pursuant to the Agreement and Plan of Merger by and among CHC, City National Bank of West Virginia, a national banking association (“City National”), Community Financial, and Community Bank, a federal savings bank (“Community Bank”), dated as of August 2, 2012 (the “Merger Agreement”).

In our capacity as counsel to CHC, our opinion has been requested with respect to certain specific material federal income tax consequences associated with the proposed Merger. In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and judicial authorities. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement, as appropriate, and, unless otherwise specified, all section references herein are to the Code.

In our capacity as counsel to CHC in the Merger, and for purposes of rendering the opinions expressed herein, we have examined and relied upon such documents as we have deemed appropriate, including:

(1)	the Merger Agreement and exhibits thereto;

(2)	such additional documents as we have considered relevant.

We have also made certain reasonable assumptions regarding material facts in connection with the Merger, which are further described below on behalf of CHC, City National, Community Financial, and Community Bank. Our opinion is based upon these assumptions, and they should be thoroughly reviewed in conjunction with the opinions rendered.

Charleston, WV — Clarksburg, WV — Martinsburg,WV — Morgantown, WV — Wheeling, WV

Denver, CO — Evansville, IN — Indianapolis, IN — Lexington, KY — Pittsburgh, PA — Washington, DC

Community Financial Corporation

October 15, 2012

In connection with our review of the Merger Agreement, and the other documents described herein, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct and complete copies of all such documents, (ii) none of the documents has been amended or modified; (iii) all such documents are in full force and effect in accordance with the terms thereof; (iv) there are no other documents which affect the opinions hereinafter set forth; and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. We have further assumed that any representations or statements made “to the best knowledge of” or similarly qualified, are true and correct without such qualification. With your permission, we have also assumed certain other factual matters set forth more fully below.

We have not made an independent investigation of the registration statement. Consequently, we have relied upon the information presented in the documents or otherwise furnished to us as accurate and complete in describing all material relevant facts.

You have advised us that the proposed Merger: (i) will improve the convenience and needs of the communities currently served by City National and Community Bank; and (ii) will provide a vehicle for growth and potential geographic diversification for City National and Community Bank. To achieve these goals, the following will occur pursuant to the Agreement:

(1) The authorized capital stock of Community Financial consists of 10,000,000 shares of common stock, par value of $0.01 per share, of which 4,361,658 shares are issued and outstanding and will be issued and outstanding on the date of the Merger (“Community Financial Common Stock”), and 3,000,000 shares of preferred stock, par value $0.01 and liquidation value of $1,000 per share, of which 12,643 shares are issued and outstanding and will be issued and outstanding on the date of the Merger (“Community Financial Preferred Stock”). Community Financial has also issued a Warrant to Purchase 351,194 shares of Community Financial Common Stock at an exercise price of $5.40 per share, dated December 19, 2008 (the “Warrant”);

(2) Community Financial will merge with and into CHC pursuant to the terms of the Merger Agreement and the laws of the State of West Virginia and the laws of the Commonwealth of Virginia. Community Financial’s separate corporate existence will cease to exist, and CHC will be the surviving corporation. Upon completion of this Merger, Community Bank will merge with and into City National (the “Subsidiary Merger”) pursuant to the terms of the Merger Agreement and the Agreement and Plan of Subsidiary Merger attached thereto. Thereafter, CHC, through its wholly owned subsidiary, City National, will continue to operate the businesses of Community Financial and Community Bank conducted prior to the Merger or use a significant portion of their assets in its business;

(3) Each share of Community Financial common stock (each a “Community Financial Share”) issued and outstanding immediately prior to the Effective Time of the Merger, as defined in the Merger Agreement, (the “Merger Date”) shall, as of the Merger Date, by virtue of the Merger, be converted into and exchanged for the right to receive 0.1753 shares of common stock of CHC (“CHC Common Stock”;

(4) On the Merger Date, the holders of certificates representing Community Financial common stock shall cease to have any rights as stockholders of Community Financial.

(5) For purposes of this opinion, we are assuming that CHC will purchase all of Community Financial’s outstanding shares of preferred stock from the United States Treasury prior to the Effective Time of the Merger and that all such preferred shares will be canceled for no additional consideration at the Effective Time of the Merger (the “TARP Purchase”).

With your consent, we have also assumed that the following statements of fact are true as of the date hereof and will be true as of the Merger Date. Jackson Kelly PLLC has not independently verified the completeness and accuracy of any of the following assumptions. Jackson Kelly PLLC is relying on these assumptions in rendering the opinions contained herein:

Community Financial Corporation

October 15, 2012

(1) The Merger will be consummated in compliance with the material terms of the Merger Agreement, and none of the material terms and conditions therein have been waived or modified, and neither CHC nor Community Financial has any plan or intention to waive or modify any material conditions of the Merger Agreement.

(2) The Merger Agreement and documents, agreements and other matters specifically identified therein represent the entire understanding of CHC, City National, Community Financial, and Community Bank with respect to the Merger contemplated thereby.

(3) The Merger of Community Financial with and into CHC will qualify as a statutory merger under the laws of the Commonwealth of Virginia and the State of West Virginia, and the Subsidiary Merger of Community Bank with and into City National will qualify as a statutory merger under the laws of the Commonwealth of Virginia and the State of West Virginia.

(4) The Merger is being undertaken for one or more valid business purposes, including those described herein.

(5) The amount of stock received by the stockholders of Community Financial under the Merger Agreement was negotiated at arms-length and, accordingly, should be approximately equal to the fair market value of the Community Financial common stock surrendered in exchange therefor.

(6) No less than 40% (including cash consideration paid to stockholders for fractional shares) of the value of the aggregate consideration issued to Community Financial common stockholders, in connection with the Merger, shall consist of continuing proprietary interest in CHC represented by CHC Common Stock.

(7) Neither CHC nor any “related person” with respect to CHC within the meaning of Treasury Regulation Section 1.368-1(e)(4): (i) has purchased or will purchase any Community Financial common stock with consideration other than CHC Common Stock (other than as required by the Merger Agreement), or has furnished cash or other property directly or indirectly in connection with redemptions of Community Financial common stock or distributions by Community Financial to Community Financial common stockholders, in connection with or in contemplation of the Merger, or (ii) except for cash paid in lieu of fractional interests of CHC Common Stock pursuant to the Merger, has any plan or intention to purchase, redeem, or otherwise reacquire any of the CHC Common Stock issued in connection with the Merger.

(8) Prior to and in connection with the Merger, (i) Community Financial has not redeemed (and will not redeem) any Community Financial common stock and has not made (and will not make) any extraordinary distributions with respect thereto, and (ii) the persons that are related to Community Financial within the meaning of Treasury Regulation § 1.368-1(e)(4) (determined without regard to Treasury Regulation § 1.368-1(e)(4)(i)(A)), have not acquired (and will not acquire) Community Financial common stock from any holder thereof with consideration other than either Community Financial common stock or CHC Common Stock (other than as required by the Merger Agreement).

(9) At the time of the Merger, the only classes of issued and outstanding stock of Community Financial will be the Community Financial common stock and Community Financial Preferred Stock.

(10) The Community Financial common stock to be surrendered by each stockholder of Community Financial will not be subject to any liability, and CHC will not assume any liability with respect to the surrendered Community Financial common stock.

(11) The liabilities of Community Financial assumed by CHC and the liabilities to which the transferred assets of Community Financial are subject were incurred by Community Financial in the ordinary course of its business.

Community Financial Corporation

October 15, 2012

(12) Following the Merger, CHC will either continue the historic business of Community Financial or use a significant portion of Community Financial’s historic business assets in its business.

(13) CHC, City National, Community Financial, Community Bank, and the stockholders of Community Financial will pay their respective expenses, if any, incurred in connection with the Merger.

(14) There is no intercorporate indebtedness existing between CHC and Community Financial or between City National and Community Bank that was issued, acquired, or will be settled at a discount.

(15) None of the compensation received, or to be received, by any stockholder-employees of Community Financial or Community Bank will be separate consideration for, or allocable to, any of their shares of Community Financial common stock; none of the cash received, or to be received, by any stockholder-employees of Community Financial pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees of Community Financial will be for services actually rendered, or to be rendered, and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

(16) For both CHC and City National, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation’s adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation’s adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary’s stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same “controlled group” within the meaning of Section 1563(a) of the Code are treated as a single issuer.

(17) Neither CHC nor City National is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

(18) At the Merger Date, the fair market value of the assets of Community Financial will exceed the liabilities plus the amount of liabilities, if any, to which the assets are subject.

(19) For both Community Financial and Community Bank, not more than 25% of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50% of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (i) a corporation’s adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (ii) a corporation’s adjusted total assets exclude stock and securities issued by any subsidiary at least 50% of the voting power or 50% of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary’s stock owned by the corporation) of the assets owned by any such subsidiary, and (iii) all corporations that are members of the same “controlled group” within the meaning of Section 1563(a) of the Code are treated as a single issuer.

(20) Neither Community Financial nor Community Bank is under the jurisdiction of a court in a case under Title 11 of the United States Code, a receivership, foreclosure, or similar proceeding in a federal or state court.

(21) The payment of cash in lieu of fractional shares of CHC is solely for the purpose of avoiding the expense and inconvenience to CHC of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Community Financial common stockholders instead of issuing fractional shares of CHC Common Stock will not exceed one percent of the total

Community Financial Corporation

October 15, 2012

consideration that will be issued in the transaction to the Community Financial common stockholders in exchange for their shares of Community Financial common stock. The fractional share interest of each Community Financial common stockholder will be aggregated, and no Community Financial common stockholder will receive cash instead of issuing fractional shares of CHC Common Stock in an amount equal to or greater than the value of one full share of CHC Common Stock.

(22) Prior to and on the Merger Date, CHC will be in control of City National within the meaning of Section 368(c) of the Code. Code Section 368(c) defines control to mean ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

(23) Prior to and on the Merger Date, Community Financial will be in control of Community Bank within the meaning of Section 368(c) of the Code. Code Section 368(c) defines control to mean ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

(24) At the time of the Subsidiary Merger, City National will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in City National that, if exercised or converted, would affect CHC’s acquisition or retention of control of City National, as defined in Section 368(c) of the Code.

(25) Following the Subsidiary Merger pursuant to the terms of the Merger Agreement and the Agreement and Plan of Subsidiary Merger, CHC shall continue to be in control of City National within the meaning of Section 368(c) of the Code and Treas. Reg. § 1.368-1(d)(4)(ii).

(26) Both CHC and Community Financial will file statements for the taxable year within which the Merger occurs, and will retain permanent records containing information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of the Merger, as required by Treas. Reg. § 1.368-3.

On the basis of the foregoing in reliance upon the assumptions described herein, and assuming that the Merger will be consummated in accordance with the Plan of Merger, we are of the opinion that for federal income tax purposes:

(1) The Internal Revenue Service has indicated that is considers 40% continuity of proprietary interest to be sufficient for purposes of satisfying the continuity of proprietary interest requirement of Treasury Regulation § 1.368-1(e). See, Treas. Reg. § 1.368-1T(e)(2)(v)(ex.1). In the Merger, the total amount of equity consideration to be received by Community Financial common stockholders that will constitute a continuity of proprietary interest is anticipated to be greater than 60% of the total consideration to be received by Community Financial common stockholders. Accordingly, the Merger, together with the TARP Purchase, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. CHC and Community Financial will both be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(2) Under the terms of the Merger, Community Financial common stockholders will receive CHC Common Stock in exchange for their Community Financial common stock and cash in lieu of fractional shares.

(a) Upon the exchange of stock, no gain or loss will be recognized by the stockholders of Community Financial to the extent they exchange their Community Financial common stock for CHC Common Stock pursuant to the Merger.

(b) With respect to the receipt of cash in lieu of fractional shares, Community Financial common stockholders will have their cash treated as if it were received as a distribution in redemption of that

Community Financial Corporation

October 15, 2012

stockholder’s CHC Common Stock (the “deemed redemption”), and the receipt of the cash will be taxable subject to the provisions and limitations of section 302 of the Code. Under section 302 of the Code, the gain upon receipt of cash by Community Financial common stockholders will be treated as a sale or exchange in redemption of their CHC Common Stock if it is:

(i) a “substantially disproportionate redemption” (Code §302(b)(2)),

(ii) a complete termination of a shareholder’s interest (Code §302(b)(3)); or

(iii) not essentially equivalent to a dividend (Code §302(b)(1)).

Under section 302(b)(2) of the Code, the deemed redemption of the CHC Common Stock will be treated as a “substantially disproportionate redemption” with respect to each Community Financial common stockholder, if the percentage of the outstanding CHC Common Stock the stockholder owns, actually and constructively, immediately after the deemed redemption is less than 80% of the percentage of the outstanding CHC Common Stock the stockholder is deemed to own, actually and constructively, immediately before the deemed redemption.

The deemed redemption will result in a complete termination of a stockholder’s interest where as a result of such distribution a stockholder owns no CHC Common Stock either directly or through the application of Section 318(a) of the Code.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Community Financial common stockholder will depend on the stockholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the stockholder’s actual and constructive percentage stock ownership of CHC Common Stock. In general, that determination requires a comparison of the percentage of the outstanding CHC Common Stock the stockholder is deemed to own, actually and constructively, immediately before the deemed redemption and the percentage of the outstanding CHC Common Stock the stockholder actually and constructively owns immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority stockholder (i.e., a shareholder whose relative stock interest is minimal in relation to the number of shares outstanding and who exercises no control with respect to corporate affairs) generally is treated as having a “meaningful reduction” in interest if a cash payment results in at least a relatively minor reduction in the stockholder’s actual and constructive percentage ownership. Therefore, it is likely that most shareholders receipt of cash in lieu of fractional shares will be not essentially equivalent to a dividend, but stockholders should consult their own tax advisors on their particular treatment.

In applying each of the Section 302 tests described above, a Community Financial common stockholder must take account of shares of CHC Common Stock that such stockholder constructively owns under attribution rules, pursuant to which the Community Financial common stockholder will be treated as owning shares of CHC Common Stock owned by certain related individuals and entities, and shares of CHC Common Stock that the Community Financial common stockholder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. Community Financial common stockholders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Assuming that a Community Financial common stockholder satisfies the requirements for the deemed redemption to be treated as a sale or exchange of their CHC Common Stock under section 302 of the Code, such stockholder will recognize capital gain on the deemed redemption. If a Community Financial common stockholder has held his or her Community Financial common stock for more than one year, the gain should be treated as long-term capital gain, provided that the Community Financial common stock was a capital asset in the hands of the Community Financial common stockholder on the Merger Date. Currently, long-term capital gains are subject to a federal income tax rate of 15% for 2012 which is scheduled to increase to 20% in 2013.

Community Financial Corporation

October 15, 2012

If a Community Financial common stockholder is unable to satisfy the requirements for the deemed redemption to be treated as a sale or exchange of their CHC Common Stock under section 302 of the Code, the receipt of cash will be treated as a dividend from CHC to such stockholder. The stockholder will not be able to offset their proportional carryover basis from their Community Financial common stock against such dividend. Currently, assuming the dividend is a qualified dividend, the receipt of cash will be subject to a federal income tax rate of 15% for 2012. In 2013, as currently scheduled, there will not be any rate preference for qualified dividends, and they will be subject to a maximum rate of 39.6%

In addition to income tax, any capital gain on dividend income may also be subject to a tax on unearned income beginning in 2013. This new tax will apply to taxpayers with adjusted gross income in excess of $200,000 ($250,000 for married filing jointly). The rate of tax is 3.8%.

(3) No gain or loss will be recognized by CHC or Community Financial as a result of the Merger; and

(4) The holding period of the CHC Common Stock received by Community Financial common stockholders in exchange for Community Financial common stock will include the holding period of shares of Community Financial common stock so exchanged, provided that the Community Financial common stock is held as a capital asset at the Effective Time.

Our opinion represents our best judgment of how a court would decide, if presented with the issues addressed herein and is not binding on the Internal Revenue Service or any court. Our opinion is not the equivalent of a ruling from the Internal Revenue Service and may upon audit be challenged by the Internal Revenue Service. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Our opinion is based on the understanding that the relevant facts are, and will be at the Merger Date, as set forth in this letter. It is also based on the Code, Treasury Regulations, case law and Internal Revenue Service rulings as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. Were there to be such changes either before or after the Merger Date, or should the relevant facts prove to be other than as we have reviewed, our opinion could be affected. We can give no assurance that after any such change our opinion would not be different. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in applicable law.

Also, our opinion is based on the assumption, and we have assumed with your permission that the cash paid to Community Financial common stockholders pursuant to the Merger (including, pursuant to a stockholder’s statutory dissent) will not exceed 50% of the value of all rights to shares of Community Financial outstanding as of the Merger Date.

In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained (including, by way of example, but not limitation, the assumptions) and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and the Effective Time. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate.

Our opinions do not address the tax consequences to certain Community Financial common stockholders in light of their particular circumstances, including, by way of example, but not limitation, some or all of the following: Community Financial common stockholders who hold their Community Financial common stock other than as a capital asset, foreign stockholders, stockholders who are not United States citizens, tax exempt organizations, financial institutions, persons subject to the alternative minimum tax, insurance companies, retirement plans, and persons who acquired their Community Financial common stock as compensation. Finally, our opinions are limited to the federal income tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger to any party, whether federal, state, local or foreign including, by way of example, but not limitation, tax consequences of a required change in accounting method, if any, or the termination of a bad debt reserve, if any.

This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and shall not be deemed to be a representation or opinion as to any factual matters. We hereby consent to the filing of this opinion as an exhibit to the S-4 Registration Statement to be filed in connection with the Merger.

Respectfully,

/s/ Jackson Kelly PLLC
JACKSON KELLY PLLC

RGT